UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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United Security Bancshares

(Name of Registrant as Specified In Its Charter)

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UNITED SECURITY BANCSHARES
2126 Inyo Street
Fresno, California 93721

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, MAY 16, 2018 - 7:00 p.m.

NOTICE IS HEREBY GIVEN that, pursuant to the Bylaws of United Security Bancshares and the call of its Board of Directors, the 2018 Annual Meeting of Shareholders (the “Meeting”) of United Security Bancshares (the “Company”) will be held at the Company’s corporate offices at 2126 Inyo Street, Fresno, California 93721, on Wednesday, May 16, 2018, at 7:00 p.m. (local time), for the purpose of considering and voting upon the following matters:

(1)	Electing the following ten (10) persons to the Board of Directors to serve until the 2019 Annual Meeting of Shareholders and until their successors are elected and have qualified:

Stanley J. Cavalla	Robert M. Mochizuki, M.D.	Dennis R. Woods
Tom Ellithorpe	Kenneth D. Newby	Michael T. Woolf, D.D.S.
Benjamin Mackovak	Susan Quigley
Nabeel Mahmood	Brian Tkacz

(2)	Ratifying the selection of Moss Adams LLP to serve as the independent registered public accounting firm for the Company for 2018.

(3)	Transacting such other business as may properly come before the Meeting and any adjournments or postponements thereof.

If you were a shareholder of record at the close of business on March 28, 2018, you may vote at the Meeting.

Article III, Section 3.3 of our Bylaws provides for the nomination of directors in the following manner:

Section 3.3. Nominations of Directors. Nominations for election of members of the board may be made by the board or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of directors) shall be made in writing and shall be delivered or mailed to the president of the corporation by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of directors; or (ii) ten (10) days after the date of mailing of notice of the meeting to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt. The notification shall be signed by the nominating shareholder and by each nominee, and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee. Nominations not made in accordance with these procedures shall be disregarded by the chairperson of the meeting, and upon his or her instructions, the inspectors of election shall disregard all votes cast for each such nominee. The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a director between the last day for giving notice in accordance with this paragraph and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.

We urge you to sign and return the enclosed proxy as promptly as possible whether or not you plan to attend the Meeting in person. If you do attend the Meeting, you may withdraw your proxy. The proxy may be revoked at any time prior to its exercise.

Dated: April 9, 2018                        By Order of the Board of Directors

Robert G. Bitter, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2018

The Company's 2017 Annual Report to Shareholders on Form 10-K (the “Annual Report”) was previously mailed to all shareholders. If you wish to receive additional copies of the Proxy Materials described herein or the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, including the exhibits thereto, please call (888) 683-6030 (toll free), or write to us at United Security Bancshares, 2126 Inyo Street, Fresno, California 93721, Attn: Ms. Bhavneet Gill or by email at bgill@unitedsecuritybank.com. This Proxy Statement, the proxy card and the Annual Report are also available on the Company's website at http://investors.unitedsecuritybank.com/Docs.

United Security Bancshares
2126 Inyo Street
Fresno, California 93721
Phone: (888) 683-6030

Proxy Statement
2018 Annual Meeting of Shareholders
To be Held Wednesday, May 16, 2018
7:00 p.m.

Introduction

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the 2018 Annual Meeting of Shareholders (the “Meeting”) of United Security Bancshares (the “Company”) to be held at the Company’s corporate offices at 2126 Inyo Street, Fresno, California 93721, on Wednesday, May 16, 2018, at 7:00 p.m. (local time), and at any and all postponements or adjournments thereof.

It is anticipated that this Proxy Statement and the accompanying Notice of Annual Meeting and form of proxy card will be mailed on or about April 9, 2018, to shareholders eligible to receive notice of, and to vote at, the Meeting.

The matters to be considered and voted upon at the Meeting will be:

(1)
Election of Directors. Electing the following ten (10) persons to the Board of Directors to serve until the 2019 Annual Meeting of Shareholders and until their successors are elected and have qualified:

Stanley J. Cavalla	Robert M. Mochizuki, M.D.	Dennis R. Woods
Tom Ellithorpe	Kenneth D. Newby	Michael T. Woolf, D.D.S.
Benjamin Mackovak	Susan Quigley
Nabeel Mahmood	Brian Tkacz

(2)	Ratification of Selection of Accountants. Ratification of the selection of Moss Adams LLP to serve as the independent registered public accounting firm for the Company for 2018.

(3)	Other Business. Such other business as may properly come before the Meeting and any adjournments or postponements thereof.

If you were a shareholder of record at the close of business on March 28, 2018, you may vote at the Meeting.

Other than the matters set forth on the attached 2018 Notice of Annual Meeting of Shareholders, as of the date of this Proxy Statement, the Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers to each of Tom Ellithorpe, Kenneth D. Newby and Susan Quigley, as the designated proxy holders, discretionary authority to vote the shares in accordance with the recommendations of the Board on such other business, if any, which may properly come before the Meeting and at any adjournments or postponements thereof, including whether or not to adjourn the Meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Meeting. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Meeting. However, you do not need to attend the Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. You may also vote electronically by telephone or the Internet by following the instructions on the proxy card.

We have previously sent you the Company’s 2017 Annual Report to Shareholders, which includes our Annual Report on Form 10-K. The 2017 Annual Report to Shareholders is also available on our website at http://investors.unitedsecuritybank.com/Docs. United Security Bancshares is referred to in this Proxy Statement as the "Company.” The Company’s wholly-owned bank subsidiary, United Security Bank, is referred to in this Proxy Statement as the “Bank.”

Who is entitled to vote?

We will begin sending this Proxy Statement, the attached 2018 Notice of Annual Meeting and the enclosed proxy card on or about April 9, 2018 to all shareholders entitled to vote. Shareholders who were the record owners of the Company’s no par value common stock (the “Common Stock”) at the close of business on March 28, 2018 are entitled to vote. On this record date, there were 16,898,615 shares of the Company’s Common Stock issued and outstanding and entitled to vote. Our Common Stock is our only class of outstanding capital stock.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a company, trust or other nominee, then the broker, company, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you are still considered the beneficial owner of those shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, company, trust or other nominee how to vote their shares using the voting instruction form provided by it. If you hold your shares in street name and do not provide voting instructions, your broker, company, trust or other nominee has discretionary authority to vote your shares on the ratification of the selection of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2018, even in the absence of your specific voting instruction. Those shares will also be counted as present at the Meeting for purposes of determining a quorum. However, in the absence of your specific instructions as to how to vote, your broker, company, trust or other nominee does not have discretionary authority to vote on the election of directors or any other proposals that may properly come before the Meeting.

What constitutes a quorum?

A quorum of shareholders is necessary to hold a valid meeting. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the Meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum, a majority of the shares represented at the Meeting may adjourn the Meeting to another date.

How many votes do I have?

Holders of Common Stock are entitled to one vote, in person or by proxy, for each share of Common Stock held in his or her name on the books of the Company as of the record date for the Meeting on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The ten (10) nominees receiving the highest number of votes will be elected.

Pursuant to California law, no shareholder may cumulate votes for a nominee unless the name of the nominee has been placed in nomination prior to the voting and the shareholder has given notice at the Meeting prior to the voting of the shareholder’s intention to cumulate. If any shareholder gives notice, all shareholders may cumulate their votes.

The proxy holders designated in the enclosed proxy card do not, at this time, intend to cumulate votes pursuant to the proxies solicited in this Proxy Statement unless another shareholder gives notice to cumulate, in which case, the proxy holders may cumulate votes in accordance with the recommendations of the Board of Directors. Therefore, discretionary authority to cumulate votes in such event is solicited in this Proxy Statement.

How do I vote by proxy?

Whether or not you plan to attend the Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided.  Returning the proxy card will not affect your right to attend the Meeting and vote. You may also vote over the Internet or by telephone. Instructions for all voting can be found on the back of the proxy card included with this Proxy Statement.

If you properly fill in your proxy card and send it to us in time to vote, or vote by Internet or telephone, your “proxy holders” (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy holders will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of all ten (10) nominees for director; and

•	“FOR” ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2018.

For the election of directors (Proposal 1), a shareholder may withhold authority for the proxy holders to vote for any one or more of the nominees by marking the enclosed proxy card in the manner instructed on the proxy card. Unless authority to vote for the nominees is so withheld, the proxy holders will vote the proxies received by them for the election of the nominees listed on the proxy card as directors of the Company. Your proxy holders do not have an obligation to vote for nominees not identified on the preprinted proxy card (that is, write-in nominees). Should any shareholder attempt to “write in” a vote for a nominee not identified on the preprinted card (and described in these proxy materials), your proxy holders will NOT vote the shares represented by your proxy card for any such write-in nominee, but will instead vote the shares for any and all other indicated nominees. If any of the nominees should be unable or decline to serve, which is not now anticipated, your proxy holders will have discretionary authority to vote for a substitute who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, your proxy holders intend to vote all of the proxies in such a manner, in accordance with the cumulative voting, as will assure the election of as many of the nominees identified on the proxy card as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders, in their sole discretion.

If any other matter is presented (including but not limited to a motion for adjournment or postponement of the Meeting), your proxy holders will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in accordance with his or her best judgment. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the Meeting, other than those discussed in this Proxy Statement.

What vote is required to approve each proposal, and what is the effect of withholding authority to vote, broker non-votes and abstentions?

The ten (10) nominees for director who receive the most votes will be elected. Broker non-votes and abstentions will not be counted, except for quorum purposes, and will have no effect on the election of directors. If you indicate “WITHHELD” for a particular nominee on your proxy card, your vote will not count either for or against the nominee. Approval for Proposal 2 (ratification of the appointment of Moss Adams LLP) requires the affirmative vote of a majority of the votes represented in person or by proxy and voting at the Meeting.

If you hold your shares of Common Stock in “street name” (that is, through a broker or other nominee) you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine, but not on non-routine, matters. If you fail to instruct your broker or nominee as to how to vote your shares of Common Stock, your broker or nominee may, in their discretion, vote your shares “FOR” ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2018, which is considered a routine matter. HOWEVER, YOUR BROKER MAY NOT VOTE YOUR SHARES “FOR” the election of the nominees for director without your specific direction. A “broker non-vote” occurs when your broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. It is VERY IMPORTANT that you return the instructions to your broker or nominee.  Therefore, if you wish to be represented you must vote by completing the information which is sent to you by your broker or nominee.

Assuming a quorum has been established at the Meeting, California law requires the affirmative vote of a majority of the shares represented and voting at the Meeting to adopt a proposal (other than the election of directors), unless the vote of a greater number is required by law or by our Articles of Incorporation. Abstentions and broker non-votes are not treated as shares voting and therefore will not affect the vote on any proposal. In determining whether the second vote under (2) has been obtained, abstentions and broker non-votes will have the effect of votes cast AGAINST the proposal to ratify our independent registered public accounting firm. That is, abstentions and broker non-votes will reduce the number of affirmative votes and therefore reduce the total percentage of votes the proposal might otherwise have received.

May I vote telephonically or electronically over the Internet?

Shareholders whose shares are registered in their own names may vote either by mail, by telephone or over the Internet. Special instructions to be followed by any registered shareholder interested in voting via the Internet or telephone are set forth on the reverse of your proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

May I change my vote after I return my proxy?

A form of proxy for use at the Meeting is enclosed. If it is executed and returned it may nevertheless be revoked at any time before it is exercised by: (i) filing with the Secretary of the Company, Robert G. Bitter, an instrument revoking it or a duly executed proxy bearing a later date; (ii) appearing and voting in person at the Meeting or (iii) if you have voted your shares by Internet or telephone, recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last Internet or telephone vote. Subject to such revocation, shares represented by a properly executed proxy received in time for the Meeting will be voted by the proxy holders thereof in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in favor of the proposals listed on the proxy. If any other business is properly presented at the Meeting, the proxy will be voted in accordance with the recommendations of the Company's Board of Directors.

How do I vote in person?

If you plan to attend the Meeting and vote in person, we will give you a ballot form when you arrive. However, we strongly recommend that you return the proxy card rather than vote in person as this will expedite the vote counting process at the Meeting.  Please note that if your shares are held in the name of your broker, company or other nominee, you must bring a Power of Attorney from your nominee in order to vote at the Meeting. If your shares are held in street name, you will not be able to vote at the Meeting without the Power of Attorney form.

How may I obtain a separate set of proxy materials?

If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, please request the additional copies by calling (888) 683-6030 (toll free); by writing to us at United Security Bancshares, 2126 Inyo Street, Fresno, California 93721, Attn: Ms. Bhavneet Gill or by email at bgill@unitedsecuritybank.com.

What should I do if I receive more than one set of proxy materials?

Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may contact us in the same manner or write us at the address set forth below in the last question to request delivery of a single copy of these materials.

Why may I receive multiple voting instruction forms and/or proxy cards?

If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. In each case, please complete, sign, date and return each proxy card and voting instruction form that you receive.

Who is making the solicitation?

This solicitation of proxies is being made by the Board of Directors of the Company. The expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of proxies for the Meeting will be borne by the Company. The Company does not anticipate this to be a material amount. It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation for such activities. Although there is no formal agreement to do so, the Company may reimburse companies, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to shareholders whose stock in the Company is held of record by such entities.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2018

The Proxy Statement and the Annual Report on Form 10-K are available on the Internet
http://investors.unitedsecuritybank.com/Docs
VOTING SECURITIES

There were issued and outstanding 16,898,615 shares of the Company’s Common Stock on March 28, 2018, which has been fixed as the record date for the purpose of determining shareholders entitled to notice of, and to vote at, the Meeting.  Each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock held of record on the books of the Company as of the record date for the Meeting on any matter submitted to the vote of the shareholders, except, that in connection with the election of directors, the shares may be voted cumulatively if a shareholder present at the Meeting has given notice at the Meeting, prior to the voting, of his or her intention to vote cumulatively. If any shareholder has given such notice, then all shareholders entitled to vote for the election of directors may cumulate their votes. Cumulative voting means that a shareholder has the right to vote the number of shares he or she owns as of the record date, multiplied by the number of directors to be elected. This total number of votes may be cast for one nominee or it may be distributed on the same principle among as many nominees as the shareholder sees fit. If cumulative voting is declared at the Meeting, votes represented by proxies delivered pursuant to this Proxy Statement may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Company’s Board of Directors.

A majority of the outstanding shares of Common Stock, represented in person or by proxy, is required for a quorum. Nominees receiving the most votes, up to the number of directors to be elected, are elected as directors for the ensuing year. The affirmative vote of at least a majority of the shares of Common Stock represented in person or by proxy and voting at the Meeting is required to approve Proposal 2 (ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2018).

If you hold Common Stock in “street name” and you fail to instruct your broker or nominee as to how to vote such Common Stock, your broker or nominee may, in its discretion, vote such Common Stock “FOR” ratification of the selection of Moss Adams LLP as the independent registered public accounting firm and auditors of the Company for 2018, but CANNOT vote "FOR" the election of directors, unless you instruct them as to your vote. IT IS EXTREMELY IMPORTANT THAT YOU VOTE BY RETURNING YOUR PROXY CARD BY MAIL, INTERNET OR TELEPHONE.

SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owns, beneficially or of record, either individually or together with associates, five percent (5%) or more of the outstanding shares of the Company’s Common Stock, except as set forth in the table below.  The following table sets forth, as of March 1, 2018, the number and percentage of shares of the Company’s outstanding Common Stock beneficially owned, directly or indirectly, by each the Company’s directors and nominees, Named Executive Officers (as defined below), principal shareholders, and by the directors and executive officers of the Company as a group.  As used herein, the term “executive officers” refers to the Company’s President and Chief Executive Officer, the Senior Vice President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President and Chief Credit Officer and the Senior Vice President and Chief Risk Officer. See “Compensation of Executive Officers and Directors of the Company - Executive Officers” herein. The shares “beneficially owned” are determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and do not necessarily indicate ownership for any other purpose.  In general, beneficial ownership includes shares over which a person has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of March 1, 2018.  Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned.  Management is not aware of any change in control of the Company since January 1, 2018 and is not aware of any arrangements that may, at a subsequent date, result in a change of control of the Company.

Except as indicated, the address for each of the persons listed below is c/o United Security Bancshares, 2126 Inyo Street, Fresno, California 93721.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Directors and Named Executive Officers:
Robert G. Bitter, Pharm. D.	335,875	(2)	2.0%
Director
Stanley J. Cavalla	659,204	(3)	3.9%
Director and Nominee
Tom Ellithorpe	141,408		0.8%
Director and Nominee
Dave Eytcheson	252,264	(4)	1.5%
Senior Vice President and Chief Operating Officer
Bhavneet Gill	10,356	(5)	0.1%
Senior Vice President and Chief Financial Officer
Jon Heidt	1,000		<0.01%
Senior Vice President and Chief Risk Officer
Benjamin Mackovak	917,289	(6)	5.4%
Director and Nominee
Nabeel Mahmood	—		—
Director and Nominee
Robert M. Mochizuki, M.D.	251,664	(7)	1.5%
Director and Nominee
Kenneth D. Newby, CPA	5,596	(8)	<0.1%
Director and Nominee
Susan Quigley	1,000	(9)	<0.01%
Director and Nominee
Brian Tkacz	—		—%
Director and Nominee
Dennis R. Woods	1,102,864	(10)	6.5%
Chairman, Nominee, President and Chief Executive Officer
Michael T. Woolf, D.D.S.	220,149	(11)	1.3%
Director and Nominee
William Yarbenet	24,217	(12)	0.14%
Senior Vice President and Chief Credit Officer
All Directors and Executive Officers as a Group
(15 in total)	3,922,886	(13)	23.2%

(1)
Includes shares subject to stock options that are exercisable within 60 days of March 1, 2018. These are treated as issued and outstanding for the purpose of computing the percentage of each director, Named Executive Officer and for All Directors and Executive Officers as a Group, but not for the purpose of computing the percentage of class owned by any other person.

(2)
Dr. Bitter has shared voting and investment powers as to 262,871 of these shares held in a trust with Dr. Bitter as a co-trustee.  Dr. Bitter disclaims ownership of 36,215 shares which are held in his wife's IRA.

(3)
Mr. Cavalla has shared voting and investment powers as to 479,792 of these shares held in his wife's IRA or in a trust with Mr. Cavalla as a co-trustee.  Mr. Cavalla disclaims ownership of 270 shares which are held in his wife's IRA.

(4)	Mr. Eytcheson has shared voting and investment powers in all shares owned.

(5)	Ms. Gill has 3,348 shares subject to stock options that are exercisable within 60 days of March 1, 2018

(6)
916,289 shares are owned directly by Strategic Value Investors LP. Mr. Mackovak, solely by virtue of his position as a managing member of Strategic Value Bank Partners LLC, which serves as the general partner of Strategic Value Investors LP, may be deemed to beneficially own the shares owned directly by Strategic Value Investors LP. Mr. Mackovak expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7)
Dr. Mochizuki has shared voting and investment powers as to 251,664 of these shares held in his wife's IRA or in a trust with Dr. Mochizuki as a co-trustee. Dr. Mochizuki disclaims ownership of 1,846 shares which are held in his wife's IRA.

(8)	Mr. Newby has shared voting and investment powers as to 152 shares held jointly with his wife.

(9)	Ms. Quigley has shared voting and investment powers as to 1,000 shares held in a trust with Ms. Quigley as a co-trustee.

(10)
Mr. Woods has shared voting and investment powers as to 728,521 of these shares held in the Company's 401(k) Plan. Mr. Woods disclaims ownership of 43,528 shares which he has beneficial ownership as a custodian for minors.

(11)
Dr. Woolf has shared voting and investment powers as to 2,393 of these shares held in his wife's IRA or in custody for minors. Dr. Woolf disclaims ownership of 31 shares which are held in custody for minors.

(12)	Mr. Yarbenet has 23,217 shares subject to stock options that are exercisable within 60 days of March 1, 2018.

(13)	Includes 26,565 shares that are subject to stock options which are exercisable within 60 days of March 1, 2018.

CORPORATE GOVERNANCE PRINCIPLES AND CODE OF ETHICS

Corporate Governance Guidelines

The Company is committed to having sound corporate governance principles that are important to the way the Company manages its business and to maintaining the Company's integrity in the marketplace. The Company's Corporate Governance Principles are available at http://www.unitedsecuritybank.com. Click “About Us” and then “Governance.”

Board of Directors and Committees of the Company

The Board of Directors of the Company oversees its business and monitors the performance of management. In accordance with corporate governance principles, our Board of Directors does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and our principal outside advisers (legal counsel, outside auditors, and other consultants), by reading reports and other materials provided by the Company, and by participating in board and committee meetings.

During 2017, the Board of Directors held 12 meetings. During 2017, no director attended less than 75% of all Board of Directors meetings and the meetings of any committee of the Board of Directors on which he or she served. Mr. Terzian retired from the Board on July 31, 2017. Mr. Mahmood and Mr. Tkacz were appointed to the Board of Directors on November 28, 2017.

In 2017, the Board of Directors had the following committees: ALCO, Audit Committee, Compensation Committee, Compliance Committee, Corporate Governance/Nominating Committee, Loan Committee, and Risk Management Committee.

Attendance at Annual Meetings

While the Company does not have a policy regarding director attendance at each Annual Meeting of Shareholders, a majority of the Company's directors attended the 2017 Annual Meeting of Shareholders.

Shareholder Communications with the Board

Shareholders who wish to communicate with the Board of Directors as a whole, or with an individual director, may do so by emailing the Board of Directors at jheidt@unitedsecuritybank.com.

Selection and Evaluation of Director Nominees

The Corporate Governance/Nominating Committee is responsible for identifying and presenting nominees for membership on the Board by the following process:

•	The Corporate Governance/Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors qualified and willing to continue in service.

•	The Corporate Governance/Nominating Committee identifies if the Board of Directors needs to add new members with specific skills or to fill a vacancy on the Board.

•
The Corporate Governance/Nominating Committee initiates a search, working with staff support and seeking input from the members of the Board and senior management of nominee(s) including existing members that are willing to continue to serve as directors.  The Corporate Governance/Nominating Committee also considers any nominee(s) recommended by shareholders.

•	The Corporate Governance/Nominating Committee identifies a potential slate of nominee(s), after taking into account the criteria discussed in the next section below.

•	The Corporate Governance/Nominating Committee determines if any Board members have contacts with the potential nominee(s).

•	The Corporate Governance/Nominating Committee interviews prospective nominee(s) other than existing board members.

•	The Corporate Governance/Nominating Committee keeps the Board informed of the selection progress.

•
The Corporate Governance/Nominating Committee meets to consider and approve its slate of recommended nominee(s) also using the criteria discussed in the next section below.  The Corporate Governance/Nominating Committee, in evaluating existing directors as nominees and nondirectors as nominees, balances the value of continuity of service by existing members of the Board with that of obtaining a new perspective.

•	The Corporate Governance/Nominating Committee presents its slate of recommended nominees to the Board and seeks the Board’s endorsement of such nominee(s).

•
There is no third party that is currently paid to assist in identifying or evaluating potential director nominees, although the Corporate Governance/Nominating Committee has sole authority to retain or terminate the services of a third-party search firm to identify director nominees. The Corporate Governance/Nominating Committee’s process for identifying and evaluating nominees for directors will not materially differ based on whether or not the nominee is recommended by a shareholder.

Director Independence
It is the policy of the Board of Directors that a significant majority of its members be independent from management, and the Board has adopted director independence standards that meet the listing standards and applicable rules of The NASDAQ Stock Market, LLC ("NASDAQ"). These independence standards are included in our Corporate Governance Principles which can be found on the Company’s website at http://www.unitedsecuritybank.com. Click “About Us” and then “Governance.”
In accordance with our Corporate Governance Principles, the Board undertook its annual review of director independence. During this review, the Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between each director or any member of his or her immediate family and the Company and the Bank. Following the review, the Board affirmatively determined, by applying the director independence standards contained in the Corporate Governance Principles, that each of our directors nominated for election at this Meeting (Stanley J. Cavalla, Tom Ellithorpe, Benjamin Mackovak, Nabeel Mahmood, Robert M. Mochizuki, M.D., Kenneth D. Newby, Susan Quigley, Brian Tkacz, and Michael T. Woolf, D.D.S.) is independent of the Company and its management in that none has a direct or indirect material relationship with the Company, with the exception of Dennis R. Woods, who is considered an inside director because of his employment as President and CEO of the Company.
In addition, all members of the Audit Committee, the Compensation Committee and the Corporate Governance / Nominating Committee satisfy the standards of independence applicable to members of such committees established under applicable law, the listing standards and applicable rules of NASDAQ and the director independence standards set forth in the Company’s Corporate Governance Principles.

Nomination of Directors

The Board of Directors maintains a Corporate Governance/Nominating Committee, which is responsible for assisting the Board of Directors in director selection, as well as review and consideration of developments in corporate governance practices. This committee consists solely of independent directors. This committee will also review director nominees submitted by shareholders. The Corporate Governance/Nominating Committee is responsible for annually reviewing and evaluating, in conjunction with the Board of Directors, the appropriate skills and characteristics required for Board of Directors members in the context of the current composition of the Board of Directors and our goals for nominees to the Board of Directors, including nominees who are current directors.

The Board of Directors' policies with respect to director nominees have been to consider, among other factors: (a) the business experience of the nominee; (b) his or her reputation and influence in the community and standards of moral and ethical responsibility; (c) availability and willingness to devote time to fully participate in the work of the Board of Directors and its committees; and (d) commitment to the Company as evidenced by personal investment. Directors are expected to have demonstrated notable achievement in business, education or public service; possess the education and experience to make a significant contribution to the Board of Directors; bring a range of skills, diverse perspective and background to the Board of Directors; and serve as active resources for referrals and business development.

The Board of Directors will consider properly submitted nominees to the Board of Directors proposed by shareholders, although the Board has no formal policy with regard to shareholder nominees as it considers all nominees on their merits, as discussed above. Any shareholder nominations proposed for consideration by the Board should include the nominee’s name and qualifications for Board membership and should be addressed to:

Dennis R. Woods, Chairman of the Board United Security Bancshares 2126 Inyo Street Fresno, California 93721

In addition, the Bylaws of the Company permit shareholders to nominate directors for consideration at an Annual Meeting of Shareholders. For a description of the process for nominating directors in accordance with the Bylaws, please see the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.

Board Leadership Structure

Our Board of Directors is led by Dennis Woods, our Chairman of the Board, President and Chief Executive Officer. The decision as to who should serve as Chairman of the Board, and who should serve as Chief Executive Officer, and whether those offices should be combined or separate, is properly the responsibility of our Board. The members of our Board possess considerable experience and unique knowledge of the challenges and opportunities we face, and are in the best position to evaluate our needs and how best to organize the capabilities of the directors and senior officers to meet those needs. The Board believes that the most effective leadership structure entails Mr. Wood's continued service as both Chairman of the Board and Chief Executive Officer. Mr. Woods was the founding Chairman of the Bank and has been the Company’s Chairman of the Board and Chief Executive Officer since 2001. The Board of Directors believes that he is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, strategic issues for our Board. He was one of the key individuals behind our formation and his leadership was instrumental in the drafting and implementing of our strategic plan as well as our mission and vision statements. Mr. Wood’s leadership, as both the Chairman of the Board and as the Chief Executive Officer, continues to ensure that we remain dedicated to and focused on our mission.

Like many companies, our Board of Directors has an Executive Committee and other committees through which our Board of Directors accomplishes most of its corporate governance role, including new director and succession planning. Some of the committees are chartered to undertake significant activities and are made up entirely of independent directors.

In addition, our independent directors participated in twelve executive sessions during the year, in which our Chairman of the Board and Chief Executive Officer does not participate. Any independent director may request additional executive sessions at any meeting. Our executive sessions are led by our executive session facilitator, who is an independent director recommended by our Corporate Governance / Nominating Committee and appointed by our Board. Our executive session facilitator is responsible for setting the agenda for executive sessions and leading them. Our current executive session facilitator is Lead Director, Robert M. Mochizuki.

Board Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including economic risks, environmental and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Risk Management Committee engages in periodic discussions with the Risk Manager, the Company's executive officers and other Company officers as the Risk Management Committee may deem appropriate related to risk management. In addition, each

Board committee has been assigned oversight responsibility for specific areas of risk and risk management to be included as an agenda topic at all regular committee meetings. The committees consider risks within their areas of responsibility; for instance the Compensation Committee considers risks that may result from changes in compensations programs.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee met two (2) times during 2017. The Corporate Governance/Nominating Committee consists of Mr. Cavalla, Mr. Ellithorpe, Mr. Mackovak, Mr. Mahmood, Dr. Mochizuki, Mr. Newby, Ms. Quigley, Mr. Tkacz, and Dr. Woolf, all of whom are independent as defined by the applicable NASDAQ and SEC rules. The charter of the Corporate Governance/Nominating Committee can be found on the Company’s website at http://www.unitedsecuritybank.com.  Click “About Us” and then “Governance.”

Compensation Committee

The Board of Directors has a Compensation Committee that met once in 2017.  The Compensation Committee consists of three (3) directors, all of whom are independent as defined by the applicable NASDAQ and SEC rules.  The members of the Compensation Committee are Dr. Mochizuki, Mr. Mackovak, and Mr. Woolf.  The Compensation Committee reviews human resource policies, establishes the compensation for the Chief Executive Officer and other executive officers, reviews salary recommendations, grants stock based compensation and approves other personnel matters, which are in excess of management’s authority.

None of the Company's executive officers served on the Compensation Committee and none of the member of the Compensation Committee serves or has served as an officer or employee of the Company. The charter of the Compensation Committee can be found on the Company’s website at http://www.unitedsecuritybank.com.  Click “About Us” and then “Governance.”

Audit Committee

During 2017, the Audit Committee met eleven (11) times. During 2017, the Audit Committee consisted of Mr. Newby (Chairman), Mr. Ellithorpe, Mr. Terzian, Mr. Mahmood, and Ms. Quigley, all of whom are independent as defined by the applicable NASDAQ and SEC rules. Mr. Terzian retired in July 2017. Mr. Mahmood was appointed to the Audit Committee in November 2017. Mr. Newby is deemed by the Company to be an “audit committee financial expert” pursuant to the applicable rules and regulations of the SEC.  He has an understanding of generally accepted accounting principles (GAAP) and has the ability and experience to prepare, audit, evaluate and analyze financial statements which present the breadth and level of complexity of issues that are reasonably expected to be raised by the Company’s financial statements.  For more information on Mr. Newby’s qualification, please see his profile under “PROPOSAL 1: ELECTION OF DIRECTORS,” herein.

The Audit Committee oversees the Company’s corporate accounting and reporting practices and the quality and integrity of the Company’s financial statements and reports; selects, hires, oversees and terminates the Company’s independent auditors; monitors the Company’s independent auditors’ qualifications, independence and performance; monitors the Company and its affiliates’ compliance with legal and regulatory requirements; and oversees all internal auditing functions and controls.

The Board of Directors has adopted a written charter for the Audit Committee which is available on the Company’s website at www.unitedsecuritybank.com. Click “About Us” and then “Governance.”

Audit Committee Report

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act (the "Acts") except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

The Audit Committee has reviewed the Company’s audited consolidated financial statements and discussed such statements with management.  The Audit Committee has discussed with Moss Adams LLP, the Company’s independent auditors during the year 2017, the matters required by Statement of Auditing Standards No. 61 (Communication with Audit and Finance Committees, as amended).

The Audit Committee received written disclosures and a letter from Moss Adams LLP, required by Independence Standards Board Standard No. 1 and has discussed with them their independence from management.  The Audit Committee has also considered whether the independent auditors’ provision of other non-audit services is compatible with the auditors’ independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

The Audit Committee has also confirmed that there have been no new circumstances or developments since their respective appointments to the Audit Committee that would impair any member’s ability to act independently. Respectfully submitted by the members of the Audit Committee:

Dated: April 9, 2018            Audit Committee of the Board of Directors of United Security Bancshares
Kenneth Newby, Chairman
Tom Ellithorpe
Nabeel Mahmood
Susan Quigley

Director Compensation

Director compensation is evaluated and recommended by the Compensation Committee and approved by the Board of Directors. Non-employee directors receive cash compensation for committee attendance, premiums for serving as chairs of certain committees, and equity grants in the form of stock options.

During 2017, directors of the Company and the Bank received $1,300 per monthly Board meeting. Mr. Woods received $1,700 per monthly Board meeting. In addition, the Lead Director received an additional $200 per meeting and the Chairman received an additional $400 per meeting. Also, directors, other than Mr. Woods, were paid $200 for their attendance at committee meetings, other than Loan Committee meetings, and were paid $300 for their attendance at Loan Committee meetings. The Chairman of the Audit Committee also received $400 per Audit Committee meeting, and the Chairman of the Risk Management Committee and Compensation Committee received $300 per meeting.  Director compensation structure was updated in 2015.

Historically, the non-employee Company directors have received equity compensation in the form of nonqualified stock options or restricted stock units.  The Committee selected this form of equity compensation because it aligned the interests of the Board of Directors to those of the shareholders and also because of accounting and tax treatments of such awards.

The following table shows compensation paid or accrued for the last fiscal year to the Company’s non-employee directors. Mr. Woods does not receive committee fees and his director meeting fees are disclosed in the "All Other Compensation" column in the Summary Compensation Table for the Named Executive Officers. No stock awards to non-employee directors were outstanding at December 31, 2017.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert G. Bitter, Pharm. D., Secretary	27,400	—	—	—	—	—	27,400
Stanley Cavalla	28,800	—	—	—	—	—	28,800
Tom Ellithorpe	44,000	—	—	—	—	—	44,000
Benjamin Mackovak	20,400	—	98,769	—	—	—	119,169
Nabeel Mahmood (3)	1,500		116,714			—	118,214
Robert Mochizuki, M.D., Lead Director	30,600	—	—	—	—	—	30,600
Kenneth D. Newby, CPA	32,400	43,507	—	—	—	—	75,907
Susan Quigley	17,400	—	98,769	—	—	—	116,169
John Terzian (4)	34,300	—	—	—	—	—	34,300
Brian Tkacz (5)	1,700		116,714			—	118,414
Mike Woolf	28,000	—	—	—	—	—	28,000
(1) Represents the grant date fair value determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC. On June 27, 2017, Mr. Newby was granted a restricted stock unit award for 4,417 shares of common stock with immediate vesting .
(2) Represents the grant date fair value determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC. On May 23, 2017, Mr. Mackovak and Ms. Quigley were each granted 15,000 stock options that vest equally over a five-year period. On December 19, 2017, Mr. Mahmood and Mr. Tkacz were granted 15,000 stock options that vest equally over a five-year period.
(3) Mr. Mahmood joined the Board of Directors in December 2017.
(4) Mr. Terzian retired from the Board of Directors on July 31, 2017.
(5) Mr. Tkacz joined the Board of Directors in December 2017.

Director Emeritus Plans

In 1995, the Bank established the Directors Emeritus Plan I, which was amended in May 2000.  Those directors who (i) retired as directors of the Bank prior to 2015 or (ii) retired as directors of Golden Oak Bank and Legacy Bank and who signed a shareholder’s agreement were eligible to participate in the Directors Emeritus Plan I.  Directors Emeriti under Directors Emeritus Plan I receive a monthly fee of $400, and receive preferential deposit and customer service with free checking as long as they serve as a Director Emeritus. Director Emeritus benefits terminate upon (i) the ultimate sale of United Security Bank, (ii) the sale of a majority of the Director Emeritus’ shares of the Company’s common stock originally held, or (iii) the finding by the Bank’s board of directors that the Director Emeritus is engaging in activities or making statements which are detrimental to the Bank or the Bank’s public image.  At December 31, 2017, there were twelve (12) participants in the Directors Emeritus Plan.  A total of $57,600 was paid under the Directors Emeritus Plan I in 2017.

In 2015, the Bank established the Directors Emeritus Plan II. The new plan resets monthly fees every five years for directors retiring during that five-year period. Directors retiring during 2015-2019 will receive $600 per month for life and will receive preferential deposit and customer service with free checking as long as they serve as a Director Emeritus. To qualify, the retiring director must have served as a director for at least 5 years prior to retirement; and to continue receiving benefits the Director Emeritus must continue to own at least 25,000 shares of the Company’s common stock and not engage in activities or speech detrimental to the Company or the Bank. At December 31, 2017, there were three (3) participants in the Directors Emeritus Plan II. A total of $16,800 was paid under the Directors Emeritus Plan II in 2017.

PROPOSAL 1:
ELECTION OF DIRECTORS
Nominees

The Company’s Bylaws provide that the number of directors of the Company shall not be less than eight (8) nor more than fifteen (15) until changed by an amendment of the Articles of Incorporation or the Bylaws adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote, with the exact number of directors to be fixed from time to time, within the range: (i) by a resolution duly adopted by the Board of Directors; or (ii) by the approval of the shareholders.  The authorized number of directors was last fixed at ten (10).

The persons named below, all of whom are currently members of the Board of Directors, have been nominated for election as directors to serve until the 2019 Annual Meeting of Shareholders and until their successors are elected and have qualified. Each nominee has consented to being named in the Proxy Statement and has agreed to serve as a member of the Board of Directors, if elected.  Votes will be cast in such a manner as to effect the election of all ten (10) nominees, as appropriate (or as many thereof as possible under the rules of cumulative voting).  The ten (10) nominees for directors receiving the most votes will be elected directors.  In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors.  The Board of Directors has no reason to believe that any of the nominees named below will be unable to serve if elected.

The Board of Directors has determined that all of the current directors on the Board of Directors, except for one (1), are “independent,” as that term is defined in the listing standards and applicable rules of NASDAQ. These nine (9) independent directors comprise a majority of the Board of Directors.

The following table sets forth, as of March 1, 2018, the names of, and certain information concerning, the persons nominated by the Board of Directors for election as directors of the Company.

Name and Title Other than Director	Age	Year First Appointed	Principal Occupation During the Past Five Years
Stanley J. Cavalla	67	2001	President of Suburban Steel, Inc. and Vice President of Tri State Stairway Corp.
Tom Ellithorpe	75	2001	Owner of Insurance Buying Service.
Benjamin Mackovak	37	2017	Co-Founder and Managing Member of Strategic Value Bank Partners.
Robert M. Mochizuki, M.D., Lead Director	69	2004	Orthopedic surgeon, President of Arthroscopic Surgery Associates Corp. President, Cumulus Community Corp.
Nabeel Mahmood	40	2017	IT Specialist. Chief Information Technology Officer, Maxco.
Kenneth D. Newby, CPA	72	2014	Owner, Kenneth D. Newby, CPA.
Susan Quigley	72	2017	Retired. Former Audit Managing Director at Deloitte, an international public accounting firm.
Brian C. Tkacz	41	2017	IT Specialist, Revenue and P&L Management. IT Director, Markel Corporation.
Dennis R. Woods Chairman, President and Chief Executive Officer	70	2001	Chairman of the Board, President and Chief Executive Officer of United Security Bancshares and United Security Bank.
Michael T. Woolf, D.D.S.	62	2005	Dentist.

Dennis R. Woods
Chairman of the Board
Director since 2001

Mr. Woods is the founding chairman of the Bank, and assumed the additional duties of President and CEO in 1993. Prior to the inception of the Bank, Mr. Woods was the President and CEO and a 50% shareowner of a wholesale and retail food distribution company, Hestbeck’s Incorporated, for over 20 years. Mr. Woods has also been active in real estate investment, including ownership of commercial warehouses, apartments and residential real estate for more than 30 years.  Additionally, Mr. Woods has been involved with the development and cultivation of pistachio and almond farms from 1980 to present.  Mr. Woods has continuously served on the boards of directors of a number of for profit and non-profit organizations such as Hestbeck’s Incorporated; Pacific Coast Bankers Bank; California State University Fresno Bulldog Foundation; State Center Community College; United Way of Fresno County; Northern California Loan Fund Advisory and Denwoods Farm Company. Mr. Wood's background in various businesses qualifies him for service as a director.

Stanley J. Cavalla
Director since 2001

Mr. Cavalla has lived in Fresno County for over 60 years.  He is President of Suburban Steel, Inc. and Vice President of Tri State Stairway Corp.  He is active in Fresno County as a businessman and farmer.  Mr. Cavalla’s relevant experience as an executive in managing and operating manufacturing and farming businesses within the Company’s market area, qualifies him for service as a director.

Tom Ellithorpe
Director since 2001

Mr. Ellithorpe has lived in Fresno, California for nearly 55 years.  He is the owner of Insurance Buying Service.  He is active in the Fresno community as an insurance broker, and has been involved in the California insurance industry since 1972. He has also been involved in a number of business ventures in the Company’s market area including agricultural ventures. Mr. Ellithorpe’s relevant experience as an executive in the insurance industry and his understanding of risk management qualifies him for service as a director.

Benjamin Mackovak
Director since 2017

Mr. Mackovak has over 13 years of experience as an institutional investor in the public equity market. He is the Co-Founder and Managing Member of Strategic Value Bank Partners, an investment partnership specializing in community banks. Mr. Mackovak currently serves as a director for a community bank located in Colorado and a community bank located in South Carolina. He earned his MBA from the University of Virginia’s Darden Graduate School of Business and a BA from Kent State University, where he graduated magna cum laude. Mr. Mackovak’s relevant experience as an institutional investor, bank director, and board observer, combined with his knowledge of corporate governance of publicly traded companies, asset management, and capital markets qualifies him for service as a director.

Nabeel Mahmood
Director since 2017

Mr. Mahmood brings 18 plus years of experience leading large-scale global technology organizations for companies experiencing robust growth through M&A, global expansion, implementing new business models and technology innovation.  His expertise include leading organizations through transformation changes, connecting IT to the needs of the business, technology innovation, Big Data, Cloud, ERP, IoT, Mobility and Data Centers.  Mr. Mahmood’s relevant experience as a Technologist,  Executive and member of various boards qualify him for service as a director.

Robert M. Mochizuki, M.D.
Lead Director
Director since 2004

Dr. Mochizuki has lived in Fresno, California for nearly 13 years.  He is an orthopedic surgeon and President of Arthroscopic Surgery Associates Corp, a practice which he began solo in 1980 and which, through partnership formation and mergers, has grown into a large group of surgeons and employees and includes ownership of an ancillary surgery center. He is active in the Fresno community as a practicing orthopedic surgeon affiliated with Saint Agnes Medical Center, Fresno Surgical Hospital and Summit Surgery Center.  From 1982 to present, Dr. Mochizuki has also been involved in the development of local real estate including multiple commercial and residential projects. Dr. Mochizuki’s relevant experience in investments and managing and operating different businesses qualifies him for service as a director.

Kenneth D. Newby
Director since 2014

Mr. Newby is a well-respected Certified Public Accountant with long-standing ties to the community. He has been self-employed as a financial consultant in Fresno, California since June 2008. Previously, he worked as a manager and a partner with the public accounting firm of Deloitte & Touche, LLP. Mr. Newby is a graduate of the California State University, Fresno, where he received his Bachelor of Science in Business Administration and Accounting in 1972. Mr. Newby's relevant experience as a certified public accountant and knowledge of auditing, accounting and finance qualifies him for service as a director.

Susan Quigley
Director since 2017

Ms. Quigley is a long-term resident of the Fresno community. She served as an Audit Managing Director for Deloitte & Touche, LLP until her retirement in 2010. While at Deloitte she audited companies in many industries, including agribusiness, banking and hospitals. She has made many presentations to boards of various companies. Ms. Quigley is currently a member of the Board of Directors of the National Raisin Company, a private raisin processor. She is also chairperson of the Boys and Girls Club of Fresno County, CFO and Treasurer of San Joaquin Valley Town Hall and a Master Gardener. Ms. Quigley’s relevant experience in auditing and finance and as a member of various boards qualifies her for service as a director.

Brian Tkacz
Director since 2017

Mr. Tkacz has over 15 years of experience in large-scale information technology strategy and delivery roles. He is an Information Technology Director at Markel Corporation, a holding company for insurance, reinsurance, and investment operations around the world. He earned an MBA from the University of Virginia’s Darden Graduate School of Business and a BS in Managerial Economics from Cornell University. Mr. Tkacz’s relevant experience as a business leader, general manager, and successful P&L owner in the financial services and insurance industries, combined with his understanding of analytical problem solving and defining and executing business strategies, qualifies him for service as a director.

Michael Woolf, D.D.S.
Director since 2005

Dr. Woolf has lived in Fresno, California, for nearly 45 years.  He is a practicing dentist, but he has also been active in the Fresno community as a farmer.  He is currently a 1/6th owner of Woolf Enterprises, a diversified foods grower and processing operation. Dr. Woolf has also served on various professional and community organization boards including Fresno Madera Dental Society, Western Pistachio Association, Fresno Metropolitan Museum Trustees and Carden Private School. Dr. Woolf’s relevant experience as a dentist, farmer, member of various boards, and his understanding of the community qualifies him for service as a director.

All nominees will continue to serve if elected at the Meeting until the 2019 Annual Meeting of Shareholders and until their successors are elected and have been qualified.

None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of the Company acting within their capacities as such.  There are no family relationships between any of the Company's directors and executive officers.  No director serves as a director of any company that has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR” ALL TEN (10) NOMINEES TO SERVE UNTIL THE 2019 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS SHALL BE ELECTED AND QUALIFIED.

COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Introduction
This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. The CD&A also describes the process followed by the Compensation Committee of the Board (the “Committee”) for making pay decisions, as well as its rationale for specific decisions related to 2017.
The following table sets forth the names and certain information as of March 1, 2018, concerning the Company's NEOs. None of the executive officers were selected pursuant to any arrangement or understanding other than with the directors and executive officers of the Company acting within their capacities as such.

Name	Age	Position and Principal Occupation For the Past Five Years
Dennis R. Woods	70	President and Chief Executive Officer of United Security Bancshares and United Security Bank since 1993.
David L. Eytcheson	77	Senior Vice President and Chief Operating Officer of United Security Bancshares and United Security Bank since 1997.
Bhavneet Gill	32
Senior Vice President and Chief Financial Officer at United Security Bank since March of 2015. Served as Vice President and Controller of United Security Bank from May 2013 to March 2015. Previously served in various finance roles at Central Valley Community Bank from January 2011 to May 2013.

Jon M. Heidt	58	Senior Vice President and Chief Risk Officer at United Security Bank since January of 2017. Served as Senior Vice President and Chief Risk Officer at Redding Bank of Commerce from 2014-2016.
William Yarbenet	59
Senior Vice President and Chief Credit Officer of United Security Bank since July 2013. Previously served as Executive Vice President and Chief Credit Officer of Heritage Oaks Bank in Paso Robles from January 2012 to May 2013 and Executive Vice President and Chief Credit Officer of Premier West Bank in Medford, Oregon, from January 2010 to December 2011.

Executive Summary

2017 Financial Highlights

•	Net interest margin increased to 4.27% for the year ended December 31, 2017 compared to 4.11% for the same period ended 2016.

•	Nonperforming assets as a percentage of total assets decreased from 2.55% at December 31, 2016 to 2.19% at December 31, 2017.

•	Book value per share increased to $6.00 at December 31, 2017 from $5.79 at December 31, 2016.

•	Efficiency ratio improved to 54.83% at December 31, 2017 compared to 60.68% at December 31, 2016.

•	Loans totaled $601,351,000 at December 31, 2017, representing growth of 5.54% when compared to the balance at December 31, 2016.

2017 Executive Compensation Highlights

Our executive compensation program is designed to align the interests of our NEOs with those of our shareholders. Based on our performance, and consistent with our desire to place greater emphasis on variable pay elements in our executive compensation program going forward, the Committee made the following executive compensation decisions for fiscal 2017:

•	Base Salaries: Base salaries were adjusted 2.5% for each NEO effective January 2017. For details, please refer to "2017 Executive Compensation Program in Detail" discussion below.

•
2017 Short-Term Incentives: Based on our 2017 financial performance, the NEOs earned incentives ranging from 8% to 14% of base salary, approximately 50% of their respective maximum incentive opportunity. For details, please refer to "2017 Executive Compensation Program in Detail" discussion below.

•
2017 Long Term Incentives: On December 19, 2017, each NEO received 7,500 time-based restricted stock units (“RSUs”) with a fair market value of $82,875. For details, please refer to "2017 Executive Compensation Program in Detail" discussion below.

Summary of Executive Compensation Practices

Our executive compensation program includes the following practices and policies, which we believe promote sound compensation governance and are in the best interests of our shareholders:

What we do	What we don’t do
Pay for performance and allocate individual awards based on actual results and how results were achieved	No employment arrangements that provide for guaranteed salary increases, non-performance based bonuses or equity compensation for executive officers
Restricted stock unit awards that are aligned with the long-term creation of stockholder value	No severance benefits to our executive officer exceeding three times base salary and bonus
Independent, external compensation consultant	No excise tax gross-ups upon a change in control
Clawback features are incorporated into our executive employment agreements	No repricing, buyout or exchange of underwater stock options
Use of multiple performance measure and caps on potential incentive payments	No excessive perquisites
Annual risk assessment of executive incentive compensation programs	No single trigger acceleration of vesting in the event of a change-in-control

What Guides Our Program

Compensation Philosophy

Our executive compensation program is designed to achieve the following objectives:

•	Attract and retain the most qualified and experienced individuals available to further the company’s success.

•	Align the interests of executives and shareholders by linking a significant portion of executive compensation to the Company’s financial performance.

•	Reward and motivate appropriate executive behavior that produces strong financial results, while managing risks and promoting safety and soundness.

•	Provide compensation opportunities competitive with those offered by our peers and consistent with the Company’s level of performance.

Elements of the Executive Compensation Program

The three main elements of the Company’s executive compensation program are base salary, short-term incentives, and long-term incentives, each of which is described below:

Compensation Element	Fixed or Variable	Annual or Long Term	Cash or Equity	Purpose	Key Features
Base Salary	Fixed	Annual	Cash	To attract and retain the best talent.	Reviewed against individual’s level of skill, experience, and responsibilities. Benchmarked against a group of comparably sized industry peers.
Annual Incentive Award	Variable	Annual	Cash	To motivate and maximize performance over a one-year period.	Delivered based on performance against pre-established Company financial goals.
Restricted Stock Units	Variable	Long- Term	Equity	To motivate and incentivize sustained performance over the long-term. Aligns interests of our NEOs with those of our shareholders. Also supports our leadership retention objectives.	December 2017 award vests over one year; February 2018 award vests ratably over three (3) years.

The Decision-Making Process

The Role of the Committee. The Committee oversees the executive compensation program for our NEOs. The Committee works with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at our website, https://www.unitedsecuritybank.com.

The Committee makes recommendations to the Board regarding the structure of incentive based compensation plans and equity based plans. Operating within the plans approved by the Board, the Committee makes all final compensation and equity award decisions regarding our NEOs.

Role of the CEO. The CEO provides recommendations to the Committee on compensation for NEOs other than himself. The CEO does not provide recommendations concerning his own compensation, nor is he present during discussions of the Committee about his compensation.

Use of Independent Consultants and Advisors. The Committee engaged the services of Pearl Meyer & Partners (“Pearl Meyer”) as its outside independent compensation consultant during 2017. Pearl Meyer advises the Compensation Committee on a range of executive and director compensation matters including plan design, competitive market assessments, trends, and best practices. Pearl Meyer does not provide any other services to the Company.

The Role of Benchmarking and Market Data. The companies comprising the comparator peer group are reviewed and selected by the Committee to ensure relevance, with data and recommendations provided to the Committee by Pearl Meyer. The companies comprising the 2017 peer group were selected based on the following considerations:

•	Size Characteristics: Assets, operating revenue and market capitalization approximately one-half to twice the size of the Company;

•	Geography: Headquartered in California;

•	Operations: Commercial banks with reasonably similar loan mix and ratio of non-interest income to operating revenue as the Company

The 2017 peer group approved by the Committee consisted of the following companies:

1st Capital Bank	First Northern Community Bancorp
American River Bankshares	FNB Bancorp
Bank of Commerce Holdings	Oak Valley Bancorp
BayCom Corp.	Pacific Mercantile Bancorp
California BanCorp	Plumas Bancorp
Central Valley Community Bancorp	Sierra Bancorp
Community West Bancshares

The Committee engaged Pearl Meyer in 2017 to review the compensation of the NEOs and provide the Committee with an analysis of competitive pay practices for senior executives at the peer group companies listed above. The Committee establishes base salaries, variable cash incentive awards, and long-term, equity-based incentive awards on a case-by-case basis for each NEO taking into account, among other things, individual and company performance, length of service, market data, advancement potential, recruiting needs, internal equity, retention requirements, succession planning and best compensation governance practices. While the Committee used the Pearl Meyer analysis to help inform its compensation decisions, it does not target individual compensation levels to specific market pay percentiles.

2017 Executive Compensation Program in Detail

Base Salary
Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Committee takes into account factors such as relevant market data, individual performance and contributions, and length of service. The Committee initially determined the appropriate annual base salary rate for each NEO as follows:

Name	2016 Base Salary	2017 Base Salary	% Adjustment
Dennis R. Woods	$511,877	$524,674	2.5%
David L. Eytcheson	$175,958	$180,357	2.5%
Bhavneet Gill	$209,500	$214,738	2.5%
Jon M. Heidt[1]	--	$150,000	--
William Yarbenet	$215,529	$220,917	2.5%

(1)	Mr. Heidt was hired in January 2017.

Short-term (Annual) Incentives
All of our NEOs are eligible to receive annual incentive awards, which are designed to focus executives on short-term financial and strategic goals that contribute to long-term value.

The NEOs are eligible to participate in the Annual Incentive Plan, which provides an opportunity to receive an annual incentive award that is contingent on achieving pre-defined annual corporate objectives, as well as individual goals.

Annual Incentive Plan. The 2017 Annual Incentive Plan provided our NEOs the opportunity to earn a performance-based annual cash incentive award. Actual bonus payouts depend on the achievement of pre-established performance objectives. Maximum annual incentive opportunities are expressed as a percentage of base salary, and were established by the Committee based on the NEO’s level of responsibility and his or her ability to impact overall results. 2017 maximum award opportunities for the NEOs were as follows:

NEO	Maximum Opportunity as % of Base Salary
Dennis R. Woods	27%
David L. Eytcheson	18%
Bhavneet Gill	21%
Jon M. Heidt	20%
William Yarbenet	23%

Performance Metrics and Assigned Weights. At the beginning of each year, the Committee approves the corporate financial measures, goals and assigned weights for each NEO. For 2017 the Committee selected the following performance metrics:

•
Core Net Income (“CNI”) Growth: Core net income is defined as pretax income less gain or loss on sales, OREO expenses, provision for loan loss, bonus expense, gain or loss on fair value of financial liability, and deferred tax asset valuation adjustment.

•	Non-performing Assets (“NPA”) Ratio: Total nonaccrual loans, accruing restructured loans, accruing loans past due 90 days or more and other real estate owned as a percentage of total assets.

•	Cost Cutting Results: Based on reduction of 2017 actual non-interest expense relative to 2017 budgeted non-interest expense.

•	Regulatory Results: This metric applies only to Mr. Heidt and is based on regulatory examination results.
The following table shows the performance measures and assigned weights for 2017:

NEO	CNI Growth	NPA Ratio	Cost Cutting Results	Regulatory Results
Dennis R. Woods	52%	30%	18%	0%
David L. Eytcheson	44%	0%	56%	0%
Bhavneet Gill	48%	33%	19%	0%
Jon M. Heidt	0%	0%	15%	85%
William Yarbenet	43%	35%	22%	0%
The following table shows the performance requirements assigned for each measure and 2017 results:

Performance Measure	Threshold	Target / Maximum	Results
CNI Growth	6.0%	10.0%	29%
NPA Ratio	2.0%	1.0%	_2.2%
Cost Cutting Results	3.0%	10.0%	Below threshold
Regulatory Results (1)	--	--	--

(1)	Regulatory results cannot be publicly disclosed, but that the outcome resulted in an earned payout for Mr. Heidt equal to 10% of salary

Annual incentive awards are calculated based on actual performance as compared to the goals set forth. Performance below the threshold requirement results in no payout for the respective measure. The Committee has the discretion to reduce or increase the payouts to the extent it determines appropriate to reflect the business environment and market conditions that may affect the Company’s financial and stock price performance. No such discretion was exercised by the Committee for payouts earned in 2017.

2017 Annual Incentive Plan Results. Based on the corporate results and individual performance achievements described above, the Committee approved the following Annual Incentive Plan incentive award payouts:

NEO	Earned Payout as a % of Base Salary	Actual Payout ($)
Dennis R. Woods	14%	$73,454
David L. Eytcheson	8%	$14,429
Bhavneet Gill	10%	$21,474
Jon M. Heidt	10%	$15,000
William Yarbenet	10%	$22,092

Long Term Incentives

Under the 2015 Equity Incentive Award Plan, the Company may grant stock options, restricted stock awards and restricted stock units.

2017 Long-Term Incentive Awards. On December 19, 2017, long-term incentives were granted consisting of restricted stock units (“RSUs”). Each NEO was granted 7,500 RSUs with fair market value on the date of grant equal to $82,875. These RSUs will vest 100% on December 19, 2018, the one-year anniversary from the grant date.

2018 Long-Term Incentive Awards. In February 27, 2018, long-term incentives were granted to each NEO consisting of restricted stock units (“RSUs”). Each NEO was granted 10,000 RSUs with fair market value on the date of grant equal to

$104,000. These RSUs will vest as follows: 33.3% on December 31, 2018, 33.3% on December 31, 2019, and 33.4% on December 31, 2020.

Supplemental Executive Retirement Plan

The Company has established and sponsors a supplemental executive retirement plan in order to appropriately incent key employees, including the NEOs, to remain with the Company and become long-term loyal leaders. For more information on the Company’s supplemental executive retirement plan and the benefits payable to the NEOs thereunder, please see “Narrative Disclosure Regarding Retirement Benefits and Change in Control Benefits - Supplemental Executive Retirement Plan” below.

Other Benefits and Perquisites

Group insurance premiums, including, medical, disability, dental and vision, are paid for by the Company for executive officers and their families. These benefits are common in most of the industry for similar positions. The Company pays these insurance benefits for all other employees and employees may elect to pay for the cost of insurance for their families.   The Company has also established a contributory 401(k) defined contribution plan that allows eligible employees to contribute a portion of their income to a trust on a tax-favored basis. The Company matches participant contributions up to 4% of their eligible annual compensation. For more information on the Company’s 401(k) plan, please see “Narrative Disclosure Regarding Retirement Benefits and Change in Control Benefits - 401(k) Plan,” below.

The Chief Executive Officer is provided with a Company-owned vehicle and given reimbursement for membership dues in a country club that he owns. The Chief Operating Officer and Chief Credit Officer are provided with Company-owned vehicles due to their job duties requiring extensive business travel.  See "All Other Compensation" in the Summary Compensation Table above. The Company provides these perquisites to certain of its Named Executive Officers because these perquisites are offered by many of its peers, and, therefore, the Compensation Committee believes that providing these perquisites to the Named Executive Officers is necessary for their retention and for the recruitment of new executive officers.

Employment Agreements and Executive Change in Control Agreements

The Bank has employment agreements in place with Mr. Woods and Mr. Yarbenet. Mr. Eytcheson, Ms. Gill, and Mr. Heidt have an agreement with the Company that provides severance compensation in the event of a change in control of the Company or Bank. The severance benefits provided were determined by the Compensation Committee based on its judgment of prevailing market practices at the time the change in control agreement was entered into. For more information on the employment agreements and executive change in control agreements, please see “Narrative Disclosure Regarding Retirement Benefits and Change in Control Benefits” below.

Other Practices, Policies and Guidelines

Clawback Policy

Our executive employment agreements contain a provision that, in the event of a material restatement or financial results, allows the Board, based on available remedies, to seek recovery or forfeiture from any executive officer of the portion of incentive compensation that was received by or vested in the executive officer prior to the determination that a restatement was required and that would not have been earned had performance been measured on the basis of the restated results where the Board reasonably determines that the executive engaged in knowing or intentional fraudulent or illegal conduct that materially contributed to the need for the restatement.

Compensation Risk Assessment

It is our belief that a material portion of our executives’ total compensation should be variable compensation, tied to the Company’s financial performance.  However, we strive to ensure that incentives do not result in actions that may conflict with the long-term interests of the Company, our shareholders and our customers.  The Committee reviews an evaluation of all of our plans covered under the Sound Incentive Compensation Policies for attributes that could cause excessive risk-taking or unethical sales practices.  We concluded that our programs and practices do not encourage excessive risk-taking nor do they encourage unethical sales practices, potentially causing harm to the Company or our customers.

Tax and Accounting Considerations

The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success.

Compensation Committee Report
The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

Dated: April 9, 2018            Compensation Committee of the Board of Directors of United Security Bancshares
Michael Woolf, Chairman
Benjamin Mackovak
Robert Mochizuki

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2017, 2016, and 2015 compensation information for services in all capacities to the Company’s executive officers who served as: (i) the Company’s principal executive officer; (ii) the Chief Financial Officer, and (iii) the other most highly compensated executive officers who were serving as executive officers at the end of 2017 and whose total compensation in 2017 exceeded $100,000 (collectively, the “Named Executive Officers”). At
December 31, 2017, there were no other executive officers of the Company.

Summary Compensation
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Non-Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)(6)	Total Compensation ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dennis R. Woods, President & CEO	2017	546,618	—	82,875	—	73,454	22,434	75,690	801,071
	2016	534,851	—	—	—	138,207	948	71,087	745,093
	2015	518,308	—	—	—	79,903	(51,774)	68,281	614,718
Dave Eytcheson, Senior Vice President & COO	2017	197,249	—	82,875	—	14,429	11,217	37,373	343,143
	2016	196,362	—	—	—	22,875	474	30,451	250,162
	2015	185,889	—	—	—	27,467	(25,887)	33,324	220,793
Bhavneet Gill, Senior Vice President & CFO	2017	217,706	—	82,875	—	21,474	35,835	21,976	379,866
	2016	196,856	—	—	—	43,549	8,188	20,356	268,949
	2015	169,446	—	—	—	28,800	8,146	15,220	221,612
Jon Heidt, Senior Vice President & CRO (7)	2017	142,853	—	82,875		15,000	N/A	9,834	250,562
	2016	—	—	—	—	—	—	—	—
	2015	—	—	—	—	—	—	—	—
William Yarbenet, Senior VP & CCO	2017	226,713	—	82,875	—	22,092	80,026	43,285	454,991
	2016	225,575	—	—	—	49,572	46,449	38,554	360,150
	2015	214,551	—	—	—	33,643	24,873	31,024	304,091

(1) Includes compensation for accrued personal days not used (maximum 5 days) plus imputed income for life insurance provided by the Company in excess of $50,000 of coverage.
(2) Represents the grant date fair value determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC. On December 19, 2017, we granted each of our executive officers a restricted stock unit award for 7,500 shares of common stock that vests in full on December 19, 2018.

(3) Reflects the dollar amount recognized for financial statement report purposes for the fiscal years ended December 31, in accordance with FAS 123(R), of awards pursuant to the Company’s Stock Option Plan. Assumptions used in the calculation of these amounts are included the Company’s audited consolidated financial statements for the fiscal years ended December 31 included in the Company’s Annual Report on Form 10-K.

4)The Company's named executive officers participate in a non-equity incentive plan in which annual bonus payments are paid to them based on a percentage of adjusted Company net income. Amounts in this column represent payments earned in the year shown but paid in the first quarter of the following year.

(5) The amounts in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits under the officer’s supplemental executive retirement plan salary continuation agreement. The amounts are established by the Company determined using interest rate assumptions consistent with those used in the Company’s financial statements.

(6) See following table for details of All Other Compensation column amounts.
(7) Mr. Heidt's employment began 1/24/2017.

All Other Compensation

Name and Principal Position	Year	Auto ($)	Club Membership ($)	401(k) ($)	Health Insurance ($)	Director Fees ($)	SERP - Medicare Tax ($)	Total ($)
Dennis R. Woods, President & CEO	2017	14,052	18,000	10,800	12,438	20,400	—	75,690
	2016	13,249	14,400	10,600	12,438	20,400	—	71,087
	2015	13,156	14,400	10,600	12,820	17,305	—	68,281
Dave Eytcheson, Senior Vice President & COO	2017	16,659	—	8,276	12,438	—	—	37,373
	2016	8,794	—	9,219	12,438	—	—	30,451
	2015	12,964	—	7,540	12,820	—	—	33,324
Bhavneet Gill, Senior Vice President & CFO	2017	—	—	10,800	11,176	—	—	21,976
	2016	—	—	9,180	11,176	—	—	20,356
	2015	—	—	8,512	6,708	—	—	15,220
Jon Heidt, Senior Vice President & CRO (7)	2017	—	—	—	9,834	—	—	9,834
	2016	—	—	—	—	—	—	—
	2015	—	—	—	—	—	—	—
William Yarbenet, Senior VP & CCO	2017	18,352	—	10,800	14,133	—	—	43,285
	2016	13,821	—	10,600	14,133	—	—	38,554
	2015	7,786	—	10,600	12,638	—	—	31,024

Grants of Plan-Based Awards

The following table sets forth certain information regarding restricted stock awards and non-equity incentive plan awards to the NEOs during the Company’s fiscal year ended December 31, 2017.

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards ($)(1)			Estimated future payouts under equity incentive plan awards ($)			All other stock awards: Number of shares of stock or units (#) (2)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)
		Threshold	Target	Max	Threshold	Target	Max
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Dennis R. Woods	12/19/17	--	--	141,662	--	--	--	7,500	--	--	82,875
Dave Eytcheson	12/19/17	--	--	32,464	--	--	--	7,500	--	--	82,875
Bhavneet Gill	12/19/17	--	--	45,095	--	--	--	7,500	--	--	82,875
Jon Heidt	12/19/17	--	--	30,000	--	--	--	7,500	--	--	82,875
William Yarbenet	12/19/17	--	--	50,811	--	--	--	7,500	--	--	82,875
(1) Amounts shown represent the range of potential payouts for fiscal 2017 performance under the 2017 Annual Incentive Plan. The performance period for the non-equity awards was January 1, 2017 through December 31, 2017.
(2) Represents the award of restricted stock units under the Company’s 2015 Equity Incentive Award Plan which vests fully on the first anniversary of grant.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding the holdings of stock options and restricted stock units by the Company's Named Executive Officers as of December 31, 2017. There were no stock option awards granted to or exercised by the Named Executive Officers during the year ended December 31, 2017.

	Option Awards						Stock Units
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable		Equity Incentive Plan Awards: Number of securities Underlying Unexercised Unearned Options (#)	Option exercise price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (3)	Market Value of Shares of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	( c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dennis Woods	—	—		—	N/A	N/A	7,500	82,500	—	—
Dave Eytcheson	—	—		—	N/A	N/A	7,500	82,500	—	—
Bhavneet Gill	3,348	2,231	(1)		$5.22	8/26/2024	16,511	181,621	—	—
Jon Heidt	—	—		—	N/A	N/A	7,500	82,500	—	—
William Yarbenet	23,217	5,805	(2)	—	$3.68	7/23/2023	7,500	82,500	—	—
(1) Stock options vest at a rate of 20% of the original grant amount per year, with remaining vesting dates of August 26, 2018, and August 26, 2019.

(2) Stock options vest at a rate of 20% of the original grant amount per year, with a remaining vesting date of July 23, 2018.
(3) Grant of 7,500 Restricted Stock Units made on December 19, 2017 to each Named Executive Officer, which vests fully on the first anniversary of grant.

Option Exercises and Stock Vested

The following table sets forth certain information regarding stock options granted under the 2005 Plan and the 2015 Equity Incentive Plan and restricted stock units granted under the 2015 Equity Incentive Plan to the Company's Named Executive Officers. The dollar figures in the table below reflect the value on the exercise date for option awards and the value on the vesting date of the restricted stock units.

	Option Awards		Stock Units
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting

Dennis Woods	—	—	—	—
Dave Eytcheson	—	—	—	—
Bhavneet Gill	—	—	3,004	27,937
Jon Heidt	—	—	—	—
William Yarbenet	—	—	—	—

Narrative Disclosure Regarding Retirement Benefits and Change in Control Benefits

401(k) Plan

The Company has established a contributory 401(k) defined contribution plan (the “401(k) Plan”) covering all eligible employees. The 401(k) Plan allows eligible employees to contribute a portion of their income to a trust on a tax-favored basis. All employees of the Company and/or the Bank are eligible to participate in the 401(k) Plan upon the first day of the month after completing three (3) months of service. Participants are automatically vested 100% in all participant contributions which may be invested in any of several authorized investments. The Company also matches participant contributions up to 4% of their eligible annual compensation. During 2017, the Company reserved $259,000 to match all employee contributions to the 401(k) Plan, of which $41,000 was reserved to match contributions of the Company’s Named Executive Officers and is included as “All Other Compensation” in the Summary Compensation Table above.

Supplemental Executive Retirement Plan

The Board of Directors has determined that it is in the best interest of the Company and its shareholders to provide appropriate incentives to key employees, including certain Named Executive Officers, to remain with the Company and become long-term loyal leaders. As part of these incentives, the Company has established and sponsors a supplemental executive retirement plan (“SERP”) pursuant to which the Company has agreed to provide supplemental retirement income to key employees, including certain Named Executive and their families, if certain pre-agreed eligibility and vesting conditions are met. The primary condition to the vesting of benefits under the Company’s SERP is the long-term service to the Company. Therefore, vesting is set pro-rata for each year over the term of the SERP.  Prior service credit for any newly hired executive is not permitted, except in the discretion of the Compensation Committee, which oversees the management of the SERP.  The expected annual payment under the SERP is limited to not more than 50% of the annual base salary of the executive officer at the time of entering into the SERP.  The Compensation Committee may increase the annual payment amount of the SERP to 50% of the annual base salary averaged over the last five years of the executive officer’s employment with the Company. The Compensation Committee may also approve a split dollar agreement related to the SERP of an executive officer, and determine the terms of such split dollar agreement including the treatment of imputed income of such split dollar agreement to the executive officer and any gross up of taxes associated with the imputed income.  Prior to providing any SERP to an executive officer, the Compensation Committee will prepare and analyze the accounting and tax effects of any SERP to the Company.

Dennis R. Woods, the Company’s President and CEO, commenced participation in the Company’s SERP in June 1996 and by June 2007, all benefits under his SERP have fully vested and can be drawn on by Mr. Woods upon his retirement. Under the terms of his SERP, Mr. Woods will be entitled to compensation for 15 years at $100,000 per year.

David L. Eytcheson, the Company’s Chief Operating Officer, commenced participation in the Company’s SERP in January 1997 and by January 2008, all benefits under his SERP have fully vested and can be drawn on by Mr. Eytcheson upon his retirement. Under the terms of his SERP, Mr. Eytcheson will be entitled to compensation for 15 years at $50,000 per year. William Yarbenet, the Company's Chief Credit Officer, and Bhavneet Gill, the Company's Chief Financial Officer, commenced participation in the Company's SERP in August 2015. Mr. Yarbenet will be fully vested in August 2025 and will be entitled to compensation of $60,500 per year for life. Ms. Gill will be fully vested in August 2047 and will be entitled to compensation of $103,500 per year for life. Mr. Heidt will be eligible to participate in the SERP in January 2019, after completing two years of employment with the Company.

The SERP also provides that benefits be paid to the executive officers’ beneficiaries in the event of their deaths. The Company’s obligation to pay begins in the month following death. The Company purchases single-premium life insurance policies for each SERP issued to protect the Company for this eventuality. The life insurance policies accrue tax-free income to the Company. The policies can remain in effect until the executive is deceased, even after all benefits under the SERP have been paid or can be liquidated at the option of the Company at the cash surrender value. The death benefit is designed to return to the Company, the cost of the SERP expense and cash value of the insurance carried on its books as an asset.

The following table provides certain information regarding the retirement benefits to the Named Executive Officers.

Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Dennis R. Woods	SERP	21	1,186,422	—
Dave Eytcheson	SERP	20	593,220	—
Bhavneet Gill	SERP	3	52,169	—
William Yarbenet	SERP	3	151,348	—
(1) Present value of benefit earned in accordance with FAS 106. (See Note 11 to the Company’s financial statements included in the 2017 Annual Report).

Employment Agreements

On April 28, 2015, the Bank entered into an employment agreement with Mr. Dennis R. Woods for his service as President and Chief Executive Officer of the Bank with an annual base salary of $499,392. The term of the employment agreement originally terminated on December 31, 2017 but, subject to early termination, renews for successive one-year terms unless prior notice of non-renewal is given by either party on an annual basis. Accordingly, Mr. Woods’ employment agreement now terminates on December 31, 2020. The Board of Directors of the Bank may from time to time review Mr. Woods’ base salary and, in its sole discretion, may increase the base salary. Mr. Woods may also receive discretionary bonuses, if any, as determined by the Board of Directors of the Bank and is eligible to earn incentive bonuses pursuant to any programs developed and implemented by the Bank. The employment agreement provides that, in the event of involuntary termination without cause or voluntary termination for Good Cause (as defined), Mr. Woods would continue to receive his base salary for twenty-four (24) months after such event, plus continuation of his group medical insurance benefits or payment of COBRA continuation benefits for twenty-four (24) months; provided, however, if Mr. Woods is terminated within one year following a change in control (as defined), he would be entitled to receive a lump sum payment equal to thirty-six (36) months’ then current base salary plus continuation of group medical insurance benefits or payment of COBRA continuation benefits for thirty-six (36) months. Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

On April 28, 2015, the Bank entered into an employment agreement with Mr. William M. Yarbenet for his service as Senior Vice President and Chief Credit Officer of the Bank with an annual base salary of $210,272. The term of the employment agreement originally terminated on December 31, 2017 but, subject to early termination, renews for successive one-year terms unless prior notice of non-renewal is given by either party on an annual basis. Accordingly, Mr. Yarbenet’s employment agreement now terminates on December 31, 2020. The Board of Directors of the Bank may from time to time review Mr. Yarbenet’s base salary and, in its sole discretion, may increase the base salary. Mr. Yarbenet may also receive discretionary bonuses, if any, as determined by the Board of Directors of the Bank and is eligible to earn incentive bonuses pursuant to any programs developed and implemented by the Bank. The employment agreement provides that, in the event of involuntary termination without cause or voluntary termination for Good Cause (as defined), Mr. Yarbenet would continue to receive his base salary for twelve (12) months after such event plus continuation of his group medical insurance benefits or payment of COBRA continuation benefits for twelve (12) months; provided, however, if Mr. Yarbenet is terminated within one year following a change in control (as defined), he would be entitled to receive a lump sum payment equal to twenty-four (24) months’ then current base salary plus continuation of group medical insurance benefits or payment of COBRA continuation benefits for twenty-four (24) months. Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

Executive Change in Control Agreements

On February 24th, 2015, the Bank entered into a change in control agreements with Mr. David Eytcheson and Ms. Bhavneet Gill. If within twelve (12) months following a change in control (as defined), including in anticipation of a change in control, NEO’s employment is terminated without cause (as defined) or NEO terminates employment for good reason (as defined), the Company will pay NEO a lump sum severance payment in an amount equal to the sum of (i) twelve (12) months of base salary that is in effect at the time immediately preceding the termination of employment without cause or for good reason and (ii) the amount of the bonus paid for the preceding calendar year. Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

On February 4th, 2018, the Bank entered into a change in control agreements with Mr. Jon Heidt. If within twelve (12) months following a change in control (as defined), including in anticipation of a change in control, Mr. Heidt's employment is terminated without cause (as defined) or he terminates employment for good reason (as defined), the Company will pay him a lump sum severance payment in an amount equal to the sum of (i) twelve (12) months of his base salary that is in effect at the time immediately preceding the termination of employment without cause or for good reason and (ii) the amount of the bonus paid for the preceding calendar year. Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

Certain Relationships and Related Transactions

During 2017, there were no existing or proposed, material transactions between the Company and its executive officers, directors, or principal shareholders (beneficial owners of 5% or more of the Company’s Common Stock), or the immediate family or associates of any of the foregoing persons, except as indicated below.

Some of the Company’s directors and executive officers, as well as the companies with which such directors and executive officers are associated, are customers of, and have had banking transactions with the Bank in the ordinary course of its business, and the Bank expects to have such ordinary banking transactions with such persons in the future. During the normal course of business, the Bank enters into loans with related parties, including executive officers and directors. These loans are made with substantially the same terms, including rates, collateral and repayment terms, as those prevailing at the same time with unrelated parties, and do not involve more than the normal risk of collectability or represent other unfavorable features. See Note 3 Loans in the audited consolidated financial statements in the Company’s Annual Report for detail on outstanding loans and commitments to related parties. We may also engage in banking (non-lending) transactions with corporations of which our directors or officers may own a controlling interest, or also serve as directors or officers. These transactions were made in the ordinary course of business, on substantially the same terms, including interest and collateral, as those prevailing for comparable transactions with persons not related to the Company, did not involve more than the normal risk of collectability or present other unfavorable features, and comply with the provisions of applicable federal and state law.

PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Moss Adams, LLP, independent auditors, has been selected to serve as the Company’s independent registered public accounting firm for 2018. Shareholders are hereby asked to ratify the selection of Moss Adams LLP. It is anticipated that a representative of Moss Adams LLP will be present at the Meeting, will be able to make a statement if desired, and will be available to respond to appropriate questions from shareholders.

Although ratification is not required by our Bylaws or the SEC, the Board is submitting the selection of Moss Adams LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection of Moss Adams LLP, however, we reserve the right to retain Moss Adams LLP as our independent registered public accounting firm for 2018. Even if the selection is ratified, the Board of Directors, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

During the two most recent fiscal years there were no disagreements between the Company and its principal accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the principal accountant’s satisfaction, would have caused the principal accountant to make reference to the subject matter of the disagreement in connection with its reports.

The audit reports on the consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2017 were issued by Moss Adams LLP and did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Under applicable SEC rules, the Company’s Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that the independent registered public accountants may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accountants.

Consistent with SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent registered public accountants to the Company or any of its subsidiaries. The Audit Committee approved 100% of all professional services rendered by Moss Adams LLP during the 2017 and 2016 fiscal years, including pre-approval of all audit and tax services, and considered whether the provision of such services is compatible with Moss Adams LLP maintaining its independence. The Audit Committee determined that the provision of non-audit services to the Company by Moss Adams LLP was compatible with maintaining the independence of Moss Adams LLP.

Aggregate fees billed by Moss Adams LLP to the Company during 2017 and 2016, respectively, are as follows:

	2017	2016
Audit Fees	$202,865	$252,461
Tax Fees (1)	64,715	139,119
Total Fees	$267,580	$391,580
(1) Tax fees for 2016 include $56,000 in fees associated with a California Franchise Tax Board audit.

Ratification of the selection of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for 2018 requires the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock represented in person or by proxy and voting at the Meeting. Unless otherwise directed or specified, shares represented by proxy will be voted "FOR" Proposal 2.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF UNITED SECURITY BANCSHARES FOR 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and certain executive officers and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC.  The Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from the Reporting Persons that no Forms 4 or 5 were required for those persons, the Company believes that during 2017 the Reporting Persons complied with all filing requirements applicable to them, except for Mr. Bitter, who filed one late Form 4, and Ms. Gill, who filed three late Form 4s.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2019 Annual Meeting of Shareholders, must be received by the Company at its principal executive offices by December 10, 2018, for inclusion in the Proxy Statement and form of proxy relating to that meeting and must comply with the applicable requirements of federal securities laws, including Rule 14a-8 under the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Proxies solicited by the Board of Directors for the 2019 Annual Meeting will confer discretionary authority to vote on any matter to come before the Annual Meeting with respect to which the Company does not receive notice of the matter by February 26, 2019.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this Proxy Statement and one copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are being delivered to shareholders residing at the same address, unless the Company has received contrary instructions from one or more of the shareholders at such address. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

A number of brokers with account holders who are shareholders of the Company may have instituted householding, in which case only one Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy in the future, or if you are receiving multiple copies and wish to receive only one, please contact us at United Security Bancshares, 2126 Inyo Street, Fresno, California 93721, Attn: Ms. Bhavneet Gill, by calling (888) 683-6030 (toll free), or by emailing us at bgill@unitedsecuritybank.com.

OTHER MATTERS

Management does not presently know of any matters to be presented at the Meeting other than those set forth above. If other matters come before the Meeting, it is the intention of the persons named in the accompanying proxy card to vote the proxy in accordance with the recommendations of the Board of Directors on such matters.

United Security Bancshares

Dated: April 9, 2018	Robert G. Bitter, Secretary

It is very important that every shareholder vote.  Whether or not you plan to attend the Meeting we urge you to submit a proxy as promptly as possible to vote your shares via Internet, telephone or mail.

In order to facilitate the providing of adequate accommodations, when voting please also let us know whether or not you expect to attend the Meeting.

The Company's 2017 Annual Report on Form 10-K was previously mailed to all shareholders. You may request an additional copy of the Proxy Statement, the 2017 Annual Report on Form 10-K, and form of proxy as to this Meeting or all future shareholder meetings by calling us at (888) 683-6030 (toll free number), by writing to us at United Security Bancshares, 2126 Inyo Street, Fresno, California 93721, Attn: Ms. Bhavneet Gill or by email at bgill@unitedsecuritybank.com.

The 2017 Annual Report on Form 10-K is also available at http://investors.unitedsecuritybank.com/Docs.